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Exhibit 10.10

Axcelis Technologies, Inc.
Non-Employee Director Cash Compensation at March 15, 2010

        This Exhibit discloses the current understandings with respect to cash compensation between Axcelis Technologies, Inc. (the "Company") and each of its non-employee directors. Axcelis provides both cash retainers and meeting fees to its non-employee directors, as follows:

Annual Retainers (paid quarterly in advance)
Board Member Position	Amount
Lead Director	$50,000
Non-Employee Board Member (not Lead Director)	$30,000
Audit Committee Chair*	$15,000
Compensation Committee Chair*	$10,000
Nominating Committee Chair*	$7,500

*
Retainers for Committee Chairs are in addition to the retainer payable to all non-employee Board members.

Meeting Fees (payable quarterly in arrears)
Meeting Type	Amount Per Meeting
In Person Board Meetings	$2,000
Telephone Board Meetings	$1,000
In Person or Telephone Committee Meetings**	$1,000

**
Committee meeting fees are paid only to committee members, and not to other Board me members, attending committee meetings.

        Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in attending Board and committee meetings. Non-employee directors do not receive any Company-paid perquisites.

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  Exhibit 10.10